Exhibit 10.66
AMENDMENT NO. 1 TO THE
RESTRICTED STOCK UNIT AGREEMENT
WITH F. EDWIN HARBACH DATED
JANUARY 8, 2007
          WHEREAS, the Compensation Committee of the BearingPoint, Inc. Board of Directors (the “Committee”) has determined it to be advisable to amend the Restricted Stock Unit Agreement (the “Agreement”) between BearingPoint, Inc. (the “Company”) and F. Edwin Harbach (“Harbach”) evidenced by that Award Notice of Restricted Stock Unit Grant (the “Notice”) dated January 8, 2007, to provide that upon a change in control of the Company after December 31, 2007, the Restricted Stock Units awarded pursuant to the Notice shall immediately be vested and settled; and
          WHEREAS, on December 31, 2007, the Committee amended the Agreement effective on such date; and
          WHEREAS, Harbach has agreed to said amendment of the Agreement.
          NOW, THEREFORE, the Company and Harbach both hereby agree to the amendment of the Agreement, effective December 31, 2007, as follows:
          Section 7 of the Agreement is amended to read as follows:
     “Change in Control. In the event of a Change in Control (as defined in the Plan) the Restricted Stock Units shall become 100% vested and nonforfeitable effective as of the date of such Change in Control, provided that the Award Recipient’s employment has not terminated prior to such date. The Restricted Stock Units shall be settled in accordance with Section 5(a) on the date of the Change in Control.”
          This amendment is agreed to as of December 31, 2007, by the parties hereto.

BEARINGPOINT, INC.

By:	/s/ Roderick McGeary

Name:	Roderick McGeary

Title:	Chairman

/s/ F. Edwin Harbach

F. Edwin Harbach